                        Filed Pursuant to Rule 424(B)(3)
                           Registration No. 333-48565

                                 April 16, 1998

                                2,500,560 SHARES
                                HNC SOFTWARE INC.

                                  COMMON STOCK
                               ($0.001 PAR VALUE)
                                ----------------

   All of the 2,500,560 shares of Common Stock, $0.001 par value ("Common Stock") of HNC Software Inc. ("HNC" or the "Company") offered hereby (the "Shares") are being sold by the stockholders of the Company named herein under "Selling Stockholders" and may be offered for sale from time to time by and for the account of such stockholders (collectively, the "Selling Stockholders") as more fully described herein. The Company will not receive any proceeds from the sale of Shares offered hereby by the Selling Stockholders. See "Use of Proceeds," "Selling Stockholders" and "Plan of Distribution." The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), during a period of time commencing on the effective date of the Registration Statement of which this Prospectus forms a part and ending on November 28, 1998.

   The Common Stock is listed on the Nasdaq National Market under the symbol "HNCS." The shares of Common Stock offered hereby will be sold from time to time at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. On April 16, 1998, the closing price per share of the Common Stock on the Nasdaq National Market was $38.75.

   The shares of Common Stock offered hereby were originally issued by the Company in a merger transaction that occurred on November 28, 1997 (the "CompReview Merger") pursuant to which the Company acquired all of the outstanding shares and stock options of CompReview, Inc. The shares of Common Stock offered hereby represent approximately 10.1% of the Company's outstanding shares of Common Stock as of the date of this Prospectus. The Selling Stockholders, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares, jointly or severally, from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement."). See "Selling Stockholders" and "Plan of Distribution." Each of the Selling Stockholders, individually, reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made in the manner set forth above.

   The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions in the over-the-counter market, in the Nasdaq National Market or in privately negotiated transactions directly with the purchasers, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the Shares by them and any discounts, concessions or commissions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.
                                ----------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                                ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                                                                              PROCEEDS TO
                               PRICE TO THE     UNDERWRITING           PROCEEDS TO              SELLING
                                 PUBLIC(1)        DISCOUNT               COMPANY            STOCKHOLDERS(1)
-------------------------------------------------------------------------------------------------------------
PER SHARE.................    see text above        none                  none              see text above
-------------------------------------------------------------------------------------------------------------
TOTAL.....................    see text above        none                  none              see text above
=============================================================================================================

(1) The shares of common stock offered hereby will be sold from time to time at the then-prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. The company will pay expenses of registration estimated at $55,000.

                             AVAILABLE INFORMATION

        The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (located at http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company.

        The Company's Common Stock is quoted on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006.

        The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith or incorporated therein by reference. Statements in this Prospectus about any contract or other document are not necessarily complete, and in each instance in which a copy of such contract is filed with, or incorporated by reference in, the Registration Statement as an exhibit, reference is made to such copy, and each such statement shall be deemed qualified in all respects by such reference. A copy of the Registration Statement (and exhibits thereto) may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed with the Commission by the Company are hereby incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K pursuant to Section 13(a) or 15(d) of the Exchange Act for the year ended December 31, 1997, as amended.

        (b) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed on May 26, 1995.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (solely with respect to statements incorporated by reference herein from a document that was filed prior to the date of this Prospectus), or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (other than exhibits to such documents that are not specifically incorporated by reference into such documents). Requests for such copies should be directed to Raymond V. Thomas, Chief Financial Officer, HNC Software Inc., 5930 Cornerstone Court West, San Diego, California 92121-3728; telephone number
(619) 546-8877.

                                   THE COMPANY

        HNC develops, markets and supports predictive software solutions for leading service industries. These predictive software solutions employ proprietary neural-network predictive decision engines, profiles, traditional statistical modeling, business models, expert rules and context vectors to convert existing data and business experiences into meaningful recommendations and actions. Just as manufacturing organizations have implemented manufacturing resource planning software to automate routine transactions, leading service industries such as the healthcare/insurance, financial services and retail industries are using predictive software solutions to improve profitability, competitiveness and customer satisfaction.

        The Company's objective is to be the leading supplier of predictive software solutions by leveraging its core computational intelligence technology across a series of product lines targeted at specific service industries. In the healthcare/insurance industry, the Company's products are used to automate workers' compensation bill review and loss reserving, detect and prevent workers' compensation fraud and increase workers' compensation payor and provider effectiveness. In the financial services industry, the Company's products are used to detect and prevent credit card fraud, manage the profitability of credit card portfolios and automate lending decisions and residential property valuations. In the retail industry, the Company's products address inventory control, merchandise management, demand forecasting and private label credit card fraud. The Company markets most of its predictive software solutions as an ongoing service that includes software licenses, decision model updates, application consulting and on-line or on-site support and maintenance.

        The Company was founded in 1986 under the laws of California and was reincorporated in June 1995 under the laws of Delaware. The Company's principal executive offices are located at 5930 Cornerstone Court West, San Diego, California 92121-3728, and its telephone number is (619) 546-8877. In this Prospectus, the term "HNC" or the "Company" refers to HNC Software Inc., a Delaware corporation, unless the context otherwise requires.

                                  RISK FACTORS

        This Prospectus (including without limitation the following Risk Factors) contains forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) regarding the Company and its business, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Prospectus. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, possible changes in legislation and other statements regarding matters that are not historical are forward-looking statements.

        Although forward-looking statements in this Prospectus reflect the good faith judgment of the Company's management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed below and in any documents that are incorporated into this Prospectus by reference. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Prospectus. Readers are urged to carefully review and consider the various disclosures made by the Company in this Prospectus and in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, filed with the Commission, which attempts to advise interested parties of the risks and factors that may affect the Company's business, financial condition and results of operations and prospects.

        POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. The Company's revenues and operating results have varied significantly in the past and may do so in the future. Because the Company's expense levels are based in part on its expectations regarding future revenues and in the short term are fixed to a large extent, the Company may be unable to adjust its spending in time to compensate for any unexpected revenue shortfall. Factors affecting operating results include market acceptance of the Company's products; the relatively large size and small number of customer orders that may be received during a given period; customer cancellation of long-term contracts yielding recurring revenues or customers' ceasing their use of Company products for which the Company's fees are usage based; the length of the Company's sale cycle; the Company's ability to develop, introduce and market new products and product enhancements; the timing of new product announcements and introductions by the Company and its competitors; changes in the mix of distribution channels; changes in the level of operating expenses; the Company's ability to achieve progress on percentage-of-completion contracts; the Company's success in completing certain pilot installations for contracted fees; competitive conditions in the industry; domestic and international economic conditions; and market conditions in the Company's targeted markets. In addition, as a result of recently issued guidance on software revenue recognition, license agreements entered into during a quarter may not meet the Company's revenue recognition criteria. Therefore, even if the Company meets or exceeds its forecast of aggregate licensing and other contracting activity, it is possible that the Company's revenues would not meet expectations. Furthermore, the Company's operating results may be affected by factors unique to certain of its product lines. For example, the Company derives a substantial and increasing portion of its revenues from its retail products, which are generally priced as "perpetual" license transactions in which the Company receives a one-time license fee. The Company recognizes these fees as revenue upon delivery of the software and acceptance by the customer. Thus, failure to complete a perpetual license transaction during a fiscal quarter would have a disproportionate adverse impact on the Company's operating results for that quarter.

        The Company expects fluctuations in its operating results to continue for the foreseeable future. Accordingly, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. The Company may not be able to maintain profitability on a quarterly or annual basis in the future. Due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In that event, the price of the Company's Common Stock would likely be materially adversely affected.

        LENGTHY AND UNPREDICTABLE SALES CYCLE. Due in part to the mission-critical nature of certain of the Company's applications, potential customers perceive high risk in connection with adoption of the Company's products. As a result, customers have been cautious in making decisions to acquire the Company's products. In addition, because the purchase of the Company's products typically involves a significant commitment of capital and may involve shifts by the customer to a new software and/or hardware platform, delays in completing sales can arise while customers complete their internal procedures to approve large capital expenditures and test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with the purchase of the Company's products is typically lengthy, unpredictable and subject to a number of significant risks over which the Company has little or no control, including customers' budgetary constraints and internal acceptance reviews. The sales cycle associated with the licensing of the Company's products can typically range from 60 days to 18 months. As a result of the length of the sales cycle and the typical size of customers' orders, the Company's ability to forecast the timing and amount of specific sales is limited. A lost or delayed sale could have a material adverse effect on the Company's business, financial condition and results of operations.

        ACQUISITIONS. Between August 1996 and April 1998, the Company acquired five businesses. In August 1996, the Company acquired Risk Data Corporation ("Risk Data"), a company that develops, markets and supports proprietary software decision products for use in the insurance industry. In November 1996, the Company acquired Retek Distribution Corporation, now named Retek Information Systems, Inc. ("Retek"), a company that develops, markets and supports management decision software products for retailer and their vendors. In November 1997, the Company acquired CompReview, Inc. ("CompReview"), a company that develops, markets and supports a software product and related services designed to assist in the management and containment of the medical costs of workers' compensation and automobile accident medical claims. In March 1998, the Company acquired Practical Control Systems Technologies, Inc., ("PCS") a company that develops, markets and supports fully integrated distribution software products that address the distribution needs of the retail, manufacturing and wholesale industries. In April 1998, the Company acquired Financial Technology, Inc. ("FTI"), a company that develops and markets profitability measurement and analysis and other software products and related support services to financial institutions. The Company believes that its future growth depends, in part, upon the success of these and possible future acquisitions. There can be no assurance that the Company will successfully identify, acquire on favorable terms or integrate such businesses, products, services or technologies. The Company may in the future face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions and increase the costs of completing such acquisitions. The acquisitions of Risk Data, Retek, CompReview, PCS and FTI, as well as other potential future acquisitions, will require the Company to successfully manage and integrate such acquired businesses, which may be located in diverse geographic locations. Acquiring other businesses also requires the Company to successfully develop and market products to new industries and markets with which the Company may not be familiar. It also requires the Company to coordinate (and possibly change) the diverse operating structures, policies and practices of the acquired companies and to integrate the employees of the acquired companies into the Company's organization and culture. Failure of the Company to successfully integrate and manage acquired businesses, to retain their employees, and to successfully address new industries and markets associated with such acquired business, would have a material adverse effect on the Company's business, financial condition and results of operations. The acquisitions of Risk Data, Retek and CompReview have been accounted for as poolings of interests. The acquisitions of PCS and FTI are accounted for as purchases. The acquisition of PCS resulted in an accounting charge of approximately $3.9 million in the quarter ended March 31, 1998. The acquisition of FTI, which was completed in the second quarter of 1998, as well as any other future acquisitions that may be accounted for as purchases, may result in charges that adversely affect the Company's earnings. Additional acquisitions may also involve the issuance of shares of the Company's stock to owners of acquired businesses, resulting in dilution in the percentage of the Company's stock owned by other stockholders.

        RISKS ASSOCIATED WITH MANAGING GROWTH. In recent years, the Company has experienced changes in its operations that have placed significant demands on the Company's administrative, operational and financial resources. The growth in the Company's customer base and expansion of its product functionality, together with its acquisition of other businesses and their employees, have challenged and are expected to continue to challenge the Company's management and operations, including its sales, marketing, customer support, research and development and finance and administrative operations. The Company's future performance will depend in part on its ability to successfully manage change, both in its domestic and international operations, and to adapt its operational and financial control systems, if necessary, to respond to changes in its business and to facilitate the integration of acquired businesses with the Company's operations. The failure of the Company's management to effectively respond to and mange growth could have a material adverse effect on the Company's business, financial condition and results of operations.

        DEPENDENCE ON EMERGING TECHNOLOGIES AND MARKETS. The market for predictive software solutions is still emerging. The rate at which businesses have adopted the Company's products has varied significantly by market and by product within each market, and the Company expects to continue to experience such variations with respect to its target markets and products in the future. The Company has introduced products for the healthcare/insurance, financial services and retail markets. The Company has recently announced several new products, including PMAdvisor, VeriComp, SelectCast, SelectResponse and SelectResource. To date, none of these products has achieved any significant degree of market acceptance, and there can be no assurance that such products will ever be widely accepted. Although businesses in the Company's target markets have recognized the advantages of using predictive software solutions to automate the decision-making process, many have developed decision automation systems internally rather than licensing them from outside vendors. There can be no assurance that the markets for the Company's products will continue to develop or that the Company's products will be widely accepted, if at all. If the markets for the Company's new or existing products fail to develop, or develop more slowly than anticipated, the Company's sales would be negatively impacted, which would have a material adverse effect on the Company's business, financial condition and results of operations.

        RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE AND DELAYS IN DEVELOPING NEW PRODUCTS. The market for the Company's predictive software solutions for service industries is characterized by rapidly changing technology and improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems and database technology. The Company's success will depend upon its ability to continue to develop and maintain competitive technologies, enhance its current products and develop, in a timely and cost-effective manner, new products that meet changing market conditions, including evolving customer needs, new competitive product offerings, emerging industry standards and changing technology. For example, the rapid growth of the Internet environment creates new opportunities, risks and uncertainties for businesses, such as the Company, which develop software solutions that now may have to be designed to operate in Internet, intranet and other on-line environments. The Company may not be able to develop and market, on a timely basis, or at all, product enhancements or new products that respond to changing technologies. The Company has previously experienced significant delays in the development and introduction of new products and product enhancements, primarily due to difficulties with model development, which has in the past required multiple iterations, as well as difficulties with acquiring data and adapting to particular operating environments. The length of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. Any significant delay in the completion of new products, or the failure of such products, if and when installed, to achieve any significant degree of market acceptance, would have a material adverse effect on the Company's business, financial condition and results of operations. Any failure by the Company to anticipate or to respond adequately to changing technologies, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of the Company's products and would have a material adverse effect on the Company's business, financial condition and results of operations.

        PRODUCT CONCENTRATION. The Company currently has one product or product line in each of its three target markets that accounts for a majority of the Company's total revenues from that market. These products in the aggregate accounted for 60.0%, 59.1% and 57.9% of the Company's total revenues in 1995, 1996 and 1997, respectively. In the healthcare/insurance market, the Company's revenues from its CRLink product accounted for 29.8%, 24.6% and 23.0% of the Company's total revenues in 1995, 1996 and 1997, respectively, and are expected to account for a substantial portion of the Company's total revenues for the foreseeable future. Continued market acceptance of CRLink will be affected by future product enhancements and competition. Decline in demand for, or use of, CRLink, whether as a result of competition, simplification of state workers' compensation fee schedules, changes in the overall payment system or regulatory structure for workers' compensation claims, technological change, an inability to obtain or use state fee schedule or claims data, saturation of market demand, industry consolidation or otherwise, could result in decreased revenues from CRLink, which could have a material adverse effect on the Company's business, financial condition and results of operations. Further, revenues from the Retek Merchandising System ("RMS"), a retail management product, accounted for 2.2%, 13.6% and 18.9% of the Company's total revenues in 1995, 1996 and 1997, respectively, and are expected to continue to account for a substantial portion of the Company's revenues in the foreseeable future. Continued market acceptance of RMS will be affected by the quality and timely introduction of future product enhancements and competition. Decline in demand for, or use of, RMS as a result of continued entry into the retail inventory management market by vendors that may have significantly greater resources and a broader customer base than the Company could result in decreased revenues from RMS, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, decline in demand for RMS, as a result of technological change, saturation of market demand, industry consolidation or otherwise would have a material adverse effect on the Company's business, financial condition and results of operations. Revenues from the Company's Falcon product line for credit card fraud detection for financial institutions accounted for 28.0%, 20.9% and 16.0% of the Company's total revenues in 1995, 1996 and 1997, respectively, and are expected to continue to account for a substantial portion of the Company's total revenues in the foreseeable future. Continued market acceptance of the Falcon product line will be affected by the quality and timely introduction of future product enhancements and competition. In addition, it is possible that patterns of credit card fraud may change in a manner that the Falcon product line would not detect and that other methods of credit card fraud prevention may reduce customers' needs for the Falcon product line. As a result of increasing saturation of market demand for the Falcon product line, the Company may also need to rely increasingly on international sales to maintain or increase Falcon revenue levels. Furthermore, Falcon customers are banks and related financial institutions. Accordingly, the Company's future success depends upon the capital expenditure budgets of such customers and the continued demand by such customers for Falcon products. The financial services industry tends to be cyclical in nature, which may result in variations in demand for the Company's products. In addition, there has been and continues to be consolidation in the financial services industry, which in some cases has lengthened the sales cycle and may lead to reduced demand for the Company's products. Decline in demand for, or use of, Falcon, whether as a result of competition, technological change, change in fraud patterns, the cyclical nature of the financial service industry, saturation of market demand, fluctuations in interest rates, industry consolidation, reduction in capital spending or otherwise, could have a material adverse effect on the Company's business, financial condition and results of operations.

        DEPENDENCE ON DATA. The development, installation and support of the Company's credit card fraud control and profitability management, loan underwriting, home valuation and certain healthcare/insurance products require periodic model updates. The Company must develop or obtain a reliable source of sufficient amounts of current and statistically relevant data to analyze transactions and update its models. For example, in the electronic payments market, the data required by the Company are collected privately and maintained in proprietary databases. As a result, the Company and its Falcon and ProfitMax customers enter into agreements pursuant to which customers agree to provide the data the Company requires to analyze transactions, report results and build new fraud detection and profitability models. For its AREAS home valuation product, the Company obtains data from commercial databases on available terms and conditions. Many of the Company's healthcare/insurance products use historical workers' compensation claims data obtained from customers. CRLink also uses data from state workers' compensation fee schedules adopted by state regulatory agencies, and certain third parties have asserted copyright interests in such data. In most cases, such data must be periodically updated and refreshed to enable the Company's predictive software products to continue to work effectively. In addition, the development of new and enhanced products also depends to a significant extent on the availability of sufficient amounts of statistically relevant data to enable the Company to develop models. For example, to expand the geographic coverage of its AREAS product, the Company would be required to develop or obtain data on home sales in each county for which AREAS is marketed. There can be no assurance that the Company will be able to continue to obtain adequate amounts of statistically relevant data on a timely basis, in the required formats or on reasonable terms and conditions, whether from customers or commercial suppliers. Any such failure by the Company to obtain required data when it is needed, for a reasonable price and on reasonable terms, could have a significant negative impact on existing product performance, new product development and product pricing which could in turn have a material adverse effect on the Company's business, financial condition and results of operations.

        COMPETITION. The market for predictive software solutions for service industries is intensely competitive and subject to rapid change. Competitors, many of which have substantially greater financial resources than the Company, vary in size and in the scope of the products and services they offer. The Company encounters competition from a number of sources, including (i) other application software companies, (ii) management information systems departments of customers and potential customers, including financial institutions, insurance companies and retailers, (iii) third-party professional services organizations, including without limitation, consulting divisions of public accounting firms, (iv) hardware suppliers that bundle or develop complementary software (v) network and service providers that seek to enhance their value-added services, (vi) neutral-network tool suppliers and
(vii) managed care organizations. In the healthcare/insurance market, the Company has experienced competition primarily from National Council on Compensation Insurance ("NCCI"), Corporate Systems and CSC Incorporated. In the workers' compensation and medical cost administration market, the Company has experienced competition from MediCode, Inc. ("MediCode"), Medata, Inc. and Embassy Software with regard to software licensing, and Intracorp and Corvel Corporation in the service bureau operations market. Additionally, the Company has faced competition from Automatic Data Processing, Inc. ("ADP") in the automobile accident medical claims market. In the financial services market, the Company has experienced competition from Fair, Isaac & Co., Inc., Cogensys (a subsidiary of Policy Management Systems Corporation), Federal National Mortgage Association ("Fannie Mae"), Federal Home Loan Mortgage Corporation ("Freddie Mac"), International Business Machines Corporation ("IBM"), Nestor, Inc., NeuralTech Inc., Neuralware Inc., PMI Mortgage Services Co., VISA International and others. In the retail market, the Company has experienced competition from JDA Software Group, Inc., SAP AG, PeopleSoft, Inc., IBM, Manugistics Group, Inc. and others. The Company expects to experience additional competition from other established and emerging companies, as well as other technologies. For example, the Company's Falcon product competes against other methods of preventing credit card fraud, such as card activation programs, credit cards that contain the cardholder's photograph, smart cards and other card authorization techniques. Increased competition, whether from other products or new technologies, could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations.

        The Company believes that most of its products are currently priced at a premium when compared to its competitors' products. The market for the Company's products is highly competitive, and the Company expects that it will face increasing pricing pressures from its current competitors and new market entrants. In particular, increased competition could reduce or eliminate such premiums and cause further price reductions. In addition, such competition could adversely affect the Company's ability to obtain new long-term contracts and renewals of existing long-term contracts on terms favorable to the Company. Any reduction in the price of the Company's products could materially adversely affect the Company's business, financial condition and results of operations.

        Some of the Company's current, and many of the Company's potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. Also, the Company relies upon its customers to provide data, expertise and other support for the ongoing updating of the Company's models. The Company's customers, most of which have significantly greater financial and marketing resources than the Company, may compete with the Company in the future or otherwise discontinue their relationships with or support of the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

        RISKS ASSOCIATED WITH RECRUITING AND RETAINING QUALIFIED PERSONNEL. The Company's success depends to a significant degree upon the continued service of members of the Company's senior management and other key research, development, sales and marketing personnel. Accordingly, the loss of any of the Company's senior management or key research, development, sales or marketing personnel could have a material adverse effect on the Company's business, financial condition and results of operations. Only a small number of employees have employment agreements with the Company, and there can be no assurance that such agreements will result in the retention of these employees for any significant period of time. In addition, the untimely loss of a member of the management team or a key employee of a business acquired by the Company could have a material adverse effect on the Company's business, financial condition and results of operations, particularly if such loss occurred before the Company has had adequate time to familiarize itself with the operating details of that business. In the past, the Company has experienced difficulty in recruiting a sufficient number of qualified sales and technical employees. In addition, competitors may attempt to recruit the Company's key employees. There can be no assurance that the Company will be successful in attracting, assimilating and retaining such personnel.

The failure to attract, assimilate and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

        CUSTOMER CONCENTRATION. Product licenses to First Data Resources, Inc. ("First Data"), the largest provider of credit card charge receipt processing services to banks, accounted for 8.7%, 8.6% and 7.6% of the Company's total revenues in 1995, 1996 and 1997, respectively. The Company has licensed First Data to provide its customers with access to the Company's ProfitMax product pursuant to a license agreement entered into in January 1996 (the "ProfitMax Contract"). The Company's revenues under the ProfitMax Contract represented approximately one-quarter of the Company's revenues from First Data in 1997. In late January 1998, First Data asserted that certain restrictive covenants under the ProfitMax Contract violated certain intellectual property laws. First Data also asserted that the existence of such restrictions made the ProfitMax Contract at least temporarily unenforceable and that First Data is therefore not obligated to pay the Company license fees due under the ProfitMax Contract. The Company disputed First Data's claim, released and waived the above-mentioned restrictive covenants in the ProfitMax Contract and gave First Data written notice that the Company intended to terminate the ProfitMax Contract pursuant to its terms unless First Data cured its failure to pay the delinquent license fees in a timely manner. Currently, First Data and the Company are working to resolve their dispute regarding the ProfitMax Contract by negotiating a new agreement; however, there can be no assurance that such an agreement will be reached or that the terms of such an agreement would be as favorable to HNC as its existing contractual arrangements with First Data. If no such agreement can be reached and First Data maintains it current position, it is possible that litigation or arbitration could ensue, which would likely result in a loss of anticipated revenue to the Company under the ProfitMax Contract and possibly other agreements between the Company and First Data, which could have a material adverse effect on the Company's business, financial condition and results of operation.

        RISKS ASSOCIATED WITH INTERNATIONAL SALES. In 1995, 1996 and 1997, international operations and export sales (including sales in Canada) represented 12.6%, 17.7% and 16.8% of the Company's total revenues, respectively. The Company intends to continue to expand its operations outside the United States and to enter additional international markets, including by adding sales and support offices in Europe and Japan, which will require significant management attention and financial resources. For certain more mature products, such as Falcon, the Company may need to increase international sales in order to continue to expand the product's customer base. The Company has committed and continues to commit significant time and development resources to customizing certain of its products for selected international markets and to developing international sales and support channels. There can be no assurance that the Company's efforts to develop products, databases and models for targeted international markets or to develop additional international sales and support channels will be successful. The failure of such efforts, which can entail considerable expense, could have a material adverse effect on the Company's business, financial condition and results of operations.

        International sales are subject to additional inherent risks, including longer payments cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, the burdens of complying with a variety of foreign laws, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences and political and economic instability. The Company's international sales are currently denominated predominately in United States dollars and a small portion are denominated in British pounds sterling. An increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive, and therefore potentially less competitive, in foreign markets. In the future, to the extent that Company's international sales are denominated in local currencies, foreign currency translations may contribute to significant fluctuations in the Company's business, financial condition and results of operations. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business, financial condition and results of operations could be materially adversely affected.

        RISKS ASSOCIATED WITH CHANGING REGULATORY ENVIRONMENT. The Company's customers are subject to a number of government regulations and certain other industry standards with which the Company's products must comply. For example, the Company's financial services products are affected by Regulation B promulgated under the Equal Credit Opportunity Act, by regulations governing the extension of credit to consumers and by Regulation E promulgated under the Electronic Fund Transfers Act governing the transfer of funds from and to consumer deposit accounts, as well as VISA and MasterCard electronic payment standards. In the mortgage services market, the Company's products are affected by regulations such as Fannie Mae and Freddie Mac regulations for conforming loans, Uniform Standards of Professional Appraisal Practice and appraisal standards for federally insured institutions under the Financial Institutions Reform, Recovery and Enforcement Act. In addition, recent regulatory initiatives have restricted the availability of bank and credit bureau data, reflecting a consumer privacy trend that could limit the Company's ability to obtain or use certain credit-related information. It is also possible that insurance-related regulations may in the future apply to the Company's healthcare/insurance products. In many states, including California, there have been periodic legislative efforts to reform workers' compensation laws in order to reduce the cost of workers' compensation insurance and to curb abuses of the workers' compensation system, and such changes, if adopted, might adversely affect the Company's healthcare/insurance business. In addition, if state-mandated workers' compensation laws or regulations or state workers' compensation fee schedules are simplified, such changes would diminish the need for, and the benefit provided by, the CRLink product. Changes in workers' compensation laws or regulations could also adversely affect the Company's healthcare/insurance products by making them obsolete, or by requiring extensive changes in these products to reflect new workers' compensation rules. To the extent that the Company sells new products targeted to markets that include regulated industries and businesses, the Company's products will need to comply with these additional regulations. Any failure of the Company's products to comply with existing or new regulations and standards could result in legal action against the Company or its customers by regulatory authorities or by third parties, including actions seeking civil or criminal penalties, injunctions against the Company's use of data or civil damages, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may also be liable to its customers for failure of its products to comply with such regulatory requirements. Furthermore, changes to these regulations and standards or the adoption of new regulations or standards that affect the Company's products could affect the performance of such products and have a material adverse effect on the Company's business, financial condition and results of operations.

        PROTECTION OF INTELLECTUAL PROPERTY. The Company relies on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights. The Company currently owns seven issued United States patents and has four United States patent applications pending. The Company has applied for additional patents for its Falcon technology in Canada, Europe and Japan and for its MIRA product in Australia, Canada and Europe. There can be no assurance that patents will be issued with respect to pending or future patent applications or that the Company's patents will be upheld as valid or will prevent the development of competitive products. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. As part of its confidentiality procedures, the Company generally enters into invention assignment and proprietary information agreements with its employees and independent contractors and nondisclosure agreements with its distributors, corporate partners and licensees, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise to obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, to ensure that customers will not be adversely affected by an interruption in the Company's business, the Company places source code for certain of its products into escrow, which may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. Moreover, effective protection of intellectual property rights may be unavailable or limited in certain foreign countries in which the Company has done and may do business. Also, the Company has developed technologies under research projects conducted under agreements with various United States Government agencies or subcontractors to such agencies. Although the Company has acquired certain commercial rights to such technologies, the United States Government typically retains ownership of certain intellectual property rights and licenses in the technologies developed by the Company under such contracts, and in some cases can terminate the Company's rights in such technologies if the Company fails to commercialize them on a timely basis. In addition, under certain United States Government contracts, the results of the Company's research may be made public by the government, which could limit the Company's competitive advantage with respect to future products based on such research.

        INFRINGEMENT OF PROPRIETARY RIGHTS. In the past, the Company has received communications from third parties asserting that the Company trademarks infringed such other parties' trademarks, none of which has resulted in litigation or losses to the Company. Given the Company's ongoing efforts to develop and market new technologies and products, the Company may receive communications from third parties asserting that the Company's products infringe, or may infringe, their intellectual property rights. If as a result of any such claims the Company were precluded from using certain technologies or intellectual property rights, licenses to such disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, if at all. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks, whether or not such litigation is resolved in favor of the Company. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology, and the court might invalidate the Company's patents, trademarks or other proprietary rights. In the event of a successful claim against the Company and the failure of the Company to develop or license a substitute technology, the Company's business, financial condition and results of operations would be materially and adversely affected. As the number of software products increases and the functionality of these products further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could materially and adversely affect the Company's business, financial condition and results of operations.

        RISK OF PRODUCT DEFECTS AND PRODUCT LIABILITY. Software products as complex as those offered by the Company often contain undetected errors or failures when first introduced or as new versions are released. In addition, to the extent that the Company may have to develop new products that operate in new environments, such as the Internet, the possibility for program errors and failures may increase due to factors such as the use of new technologies or the need for more rapid product development that is characteristic of the Internet market. Despite pre-release testing by the Company and by current and potential customers, there still may be errors in new products, even after commencement of commercial shipments. The occurrence of such errors could result in delay in, or failure to achieve, market acceptance of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

        Although the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. Because the Company's products are used in business-critical applications, any errors or failures in such products may give rise to substantial product liability claims, which could have a material adverse effect on the Company's business, financial condition and results of operations.

        VOLATILITY OF COMMON STOCK PRICE. The Company's Common Stock has experienced significant price volatility and such volatility may recur in the future. Factors such as announcements of the introduction of new products by the Company or its competitors, acquisitions of businesses or products by the Company, quarter-to-quarter variations in the Company's operating results and the gain or loss of significant orders, as well as market conditions in the technology and emerging growth company sectors, may have a significant impact on the market price of the Company's Common Stock. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock. The trading prices of many technology companies' stocks, including the Company's Common Stock, reflect price/earnings ratios substantially above historical norms. The trading price of the Company's Common Stock may not remain at or near its current level.

        YEAR 2000 COMPLIANCE. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company, which could result in a material adverse effect on the Company's business, financial condition and results of operations.

        FACTORS INHIBITING TAKEOVER. The Board of Directors is authorized to issue up to 4,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to , and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may have the effect of delaying, deferring or preventing a change in control of the Company.

                                MATERIAL CHANGES

        On February 26, 1998, the Company issued and sold an aggregate of $90 million principal amount of 4.75% Convertible Subordinated Notes Due 2003 (the "Notes") in a public offering. In addition, the Company issued and sold 20,000 shares of its Common Stock and the Selling Stockholders and one other Company stockholder sold a total of

2,395,000 shares of the Company's Common Stock. The net proceeds to the Company from the issuance and sale of the Notes are approximately $87.2 million. The net proceeds to the Company from the issuance and sale of the shares of Common Stock are not material. The Company did not receive any proceeds from the sale of Common Stock by existing stockholders. The Notes are convertible into Common Stock at any time before the close of business on March 1, 2003, unless previously redeemed or repurchased, at a conversion price of $44.85 per share (equivalent to a conversion rate of approximately 22.30 shares per $1,000 principal amount of Notes), subject to adjustment in certain circumstances.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 16, 1998 by each Selling Stockholder. Each Selling Stockholder was formerly a stockholder of CompReview who acquired the Shares in the CompReview Merger. Except as described below, no Selling Stockholder has had any position, office or other material relationship with the Company within the past three years. The following table assumes that each Selling Stockholder sells all of the Shares held by such Selling Stockholder in this offering. However, the Company is unable to determine the exact number of Shares that will actually be sold or when or if such sales will occur.

        Certain assignees of the Selling Stockholders, if any, who acquire Shares of Common Stock from a Selling Stockholder and satisfy certain conditions are entitled to the same registration rights as the Selling Stockholders. If any such assignee wishes to sell shares hereunder, this Prospectus will be amended or supplemented to name such assignee as a Selling Stockholder.

        The Selling Stockholders have advised the Company that each of them is the beneficial owner (within the meaning of such term in Rule 13d-3 promulgated under the Exchange Act) of their respective Shares being offered hereby.

                              SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                 OWNED BEFORE                           OWNED AFTER
                                  OFFERING(1)                           OFFERING(1)
                              --------------------     SHARES       --------------------
        NAME                  NUMBER       PERCENT     OFFERED      NUMBER       PERCENT
        ----                  ------       -------     -------      ------       -------
Robert L. Kaaren, M.D. (2).. 1,250,280       5.1%     1,250,280        --           --

Michael E. Munayyer,........ 1,250,280       5.1%     1,250,280        --           --
Trustee of the Michael
Munayyer Trust dated
August 11, 1995 (3)
------------

(1) Based upon a total of 24,712,551 shares of Common Stock outstanding as of March 16, 1998.

(2) Dr. Kaaren is the Chairman and Chief Executive Officer of CompReview. Dr. Kaaren's address is c/o CompReview, Inc., 3200 Park Center Drive, 5th Floor, Costa Mesa, California 92626.

(3) Mr. Munayyer, the sole trustee and beneficiary of the Michael E. Munayyer Trust dated August 11, 1995 (the "Trust"), is the Chief Technical Officer of CompReview. The address of Mr. Munayyer and the Trust is c/o CompReview, Inc., 3200 Park Center Drive, 5th Floor, Costa Mesa, California 92626.

                                 USE OF PROCEEDS

        The proceeds from the sale of the Shares offered hereby will be solely for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                              PLAN OF DISTRIBUTION

        In connection with the CompReview Merger, each Selling Stockholder entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the Company. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Registration Rights Agreement. To the Company's knowledge, no Selling Stockholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the Shares offered hereby, nor does the Company know the identity of the brokers or market makers that will participate in the offering.

        The Shares may be offered and sold from time to time by the Selling Stockholders or by pledgees, donees, transferees and other successors in interest. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the Nasdaq National Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer engaged by the Selling Stockholder will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Company has been advised by the Selling Stockholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of Shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

        In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares covered hereby in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares covered hereby, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. A Selling Stockholder may also loan or pledge the Shares covered hereby to a broker-dealer and the broker-dealer may sell the Shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders have agreed with the Company in the Registration Rights Agreement not to sell any of the Shares pursuant to this Prospectus in an underwritten offering without the Company's prior written consent. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 145 under the Securities Act may be sold under Rule 144 or Rule 145 rather than pursuant to this Prospectus.

        All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Under the Agreement, the Company and the Selling Stockholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

        The Selling Stockholders have advised the Company that, during such time as they may be engaged in a distribution of the Shares, they will comply with Regulation M under the Exchange Act and, in connection therewith, the Selling Stockholders have agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the Shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Stockholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the Shares is completed. Regulation M prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution and governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

        The Registration Rights Agreement provides that the Registration Statement of which this Prospectus forms a part (the "Registration Statement") will remain effective for a period commencing on the effective date of such Registration Statement and ending on November 28, 1998 (such period being hereinafter called the "Effectiveness Period"). Prior to any sale of Shares pursuant to the Registration Statement, a Selling Stockholder must submit a written notice to the Company of such Selling Stockholder's intention to sell Shares (a "Notice of Resale"). The Company must, within seven business days after receiving a Notice of Resale, either notify the Selling Stockholder whether it believes this Prospectus is current (with the Company using the notice period to supplement this Prospectus or make an appropriate filing under the Exchange Act to update this Prospectus) or whether it believes this Prospectus should be amended prior to use in connection with such sale (with the Company to then amend the Registration Statement as soon as practicable). Once the Company has, pursuant to such Notice of Resale, notified the Selling Stockholders that this Prospectus is available for use, the Selling Stockholders who made the request will have 20 consecutive calendar days (a "Permitted Window") within which to sell Shares pursuant to this Prospectus. Pursuant to the Registration Rights Agreement, there will be a maximum of three Permitted Windows for the Selling Stockholders during the Effectiveness Period and there will be at least a 60-day interval between any two Permitted Windows. Under certain circumstances, no more than once per calendar year during the Effectiveness Period (as such may be extended as a result of a postponement described below), the Company is permitted to postpone the commencement of a Permitted Window for up to 30 days after receipt of a Notice of Resale; provided, however, that if the Company so postpones a Permitted Window, the Effectiveness Period shall be extended by a period of time equal to the period of postponement. The Selling Stockholders, collectively, may not sell pursuant to this Prospectus, during any calendar quarter, an amount of Common Stock which, in the aggregate, exceeds 5% of the outstanding shares of the Company's Common Stock, as indicated in the Company's then most recent published report without the Company's consent. The foregoing provisions and restrictions may be modified or waived by the agreement of the Company and the Selling Stockholders.

        This offering will terminate as to each Selling Stockholder on the earlier of (a) the termination of the Effectiveness Period during which the Company is required to maintain the effectiveness of the Registration Statement, or (b) the date on which all Shares offered hereby have been sold by the Selling Stockholders. There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares offered hereby.

        Pursuant to an Escrow Agreement between the Company and the Selling Stockholders, a total of 244,780 of the Shares will be held in an escrow until November 28, 1998 in order to secure certain indemnification obligations of the Selling Stockholders to the Company under the Agreement and Plan of Reorganization for the CompReview Merger pursuant to which the Shares were issued. Shares held in escrow may not be sold or transferred without the Company's consent.

        The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. Each of the Selling Stockholders will bear their pro rata share of all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any such Selling Stockholders.

        The Company and the Selling Stockholders have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the Shares offered hereby.

        Upon the occurrence of any of the following events, this Prospectus will be amended to include additional disclosure before offers and sales of the Shares are made: (a) to the extent the Shares are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the Prospectus, (b) if the Shares are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the Prospectus, (c) if a Selling Stockholder sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the Prospectus and (d) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306. Members of the firm of Fenwick & West LLP own an aggregate of 3,314 shares of Common Stock of the Company.

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   NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES BY ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              --------------------

                                TABLE OF CONTENTS

                              --------------------



                                             PAGE
                                             ----
Available Information..................................................       2
Incorporation of Certain Documents by Reference........................       2
The Company............................................................       3
Risk Factors...........................................................       3
Material Changes.......................................................      10
Selling Stockholders...................................................      11
Use of Proceeds........................................................      11
Plan of Distribution...................................................      11
Legal Matters..........................................................      13


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                                2,500,560 SHARES




                                HNC SOFTWARE INC.




                                  COMMON STOCK


                                  ------------

                                   PROSPECTUS

                                  ------------






                                 April 16, 1998






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